EXHIBIT 32.1
OFFICER’S SECTION 1350 CERTIFICATIONS
     Each of the undersigned officers of Income Opportunity Realty Investors, Inc., a Nevada corporation (the “Company”) hereby certifies that:
(i)	The Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and

(ii)	The information contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, fairly presents in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.
Dated: November 7, 2005

By:	/s/ Robert N. Crouch II
Robert N. Crouch II, Executive Vice
President, Chief Finance Officerial Officer and Acting Principal Executive